FOR IMMEDIATE RELEASE	Exhibit 99.1

THE KNOT ANNOUNCES $50.2 MILLION COMMON STOCK PRIVATE PLACEMENT

New York, NY, July 10, 2006 – The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today announced it has entered into definitive agreements relating to a private placement of 2,750,000 newly-issued shares of common stock to institutional investors at a price of $18.25 per share. The transaction is expected to close later today.

The Knot intends to use the net proceeds from this private placement for general corporate purposes. As previously announced, The Knot intends to finance part of the cash portion of the purchase price of its proposed acquisition of WeddingChannel.com, Inc. through a public offering of its common stock.

The shares of the common stock to be issued in the private placement will not be registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Knot has agreed to file a registration statement covering resales of the common stock by the investors.

This press release does not constitute an offer of any securities for sale.

About the Knot

The company’s flagship brand, The Knot, is the nation’s premier wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Company also publishes a diverse collection of print publications including national and regional editions of “THE KNOT Weddings” magazine and authors books on wedding and newlywed-related topics. The Company also produces a TV series on The Oxygen Network, a Video On Demand (VOD) service for Comcast Cable and has content distribution partnerships with MSN and Comcast. The Knot, Inc. has launched several brands targeted before and beyond the wedding day, including newlywed site TheNest.com, event planning site PartySpot, teen-oriented PromSpot.com and online personals sites, GreatBoyfriends.com and GreatGirlfriends.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding future events or the future financial performance of The Knot. These statements, which are usually accompanied by word such as “may”, will”, “could”, “intends” and “expects”, are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual events or results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot’s unproven business model and limited operating history, (ii) The Knot’s history of losses, (iii) the significant fluctuation to which The Knot’s quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry, (vi) the risk that any business acquired by The Knot may not be successfully integrated and the costs related to any such acquisitions and (vii) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:
VMW Corporate & Investor Relations
Vicki Miles Weiner 212-616-6161
vweiner@vmwcom.com